UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 2, 2021

CADIZ INC.

(Exact name of Registrant as specified in charter)

Delaware	0-12114	77-0313235
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

550 South Hope Street, Suite 2850

Los Angeles, California 90071

(Address of principal executive offices)

Registrant’s telephone number, including area code: (213) 271-1600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below).

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Entry into Credit Agreement

On July 2, 2021, Cadiz Inc. (the “Company,” “we,” “our,” and “us”) and our wholly-owned subsidiary, Cadiz Real Estate LLC (collectively, the “Borrowers”), entered into a new senior secured credit agreement with the lenders party thereto from time to time (the “Lenders”) and B. Riley Securities, Inc. as administrative agent for the Lenders (the “Credit Agreement”), pursuant to which the Lenders made secured term loans to the Borrowers in an aggregate original principal amount of $50.0 million (the “Loans”). The Credit Agreement will mature on July 2, 2024, unless the maturity is accelerated subject to the terms of the Credit Agreement. Interest will be paid quarterly beginning on September 30, 2021 at a rate of seven percent per annum.  The obligations under the Credit Agreement are secured by substantially all of the Borrowers’ assets on a first-priority basis (except as otherwise provided in the Credit Agreement). In connection with any repayment or prepayment of the Loans, the Borrowers are required to pay a repayment fee equal to the principal amount being repaid or prepaid, multiplied by (i) 0.0%, if such repayment or prepayment is made prior to the six-month anniversary of the closing of the Loans, (ii) 2.0%, if such repayment or prepayment is made on or after the six-month anniversary of the closing of the Loans and prior to the eighteen-month anniversary of the closing of the Loans, (iii) 4.0%, if such repayment or prepayment is made on or after the eighteen-month anniversary of the closing of the Loans and prior to the thirty-month anniversary of the closing of the Loans, and (iii) 6.0%, if such repayment or prepayment is made at any time after the thirty-month anniversary of the closing of the Loans. At any time, the Borrowers will be permitted to prepay the principal of the Loans, in whole or in part, provided that such prepayment is accompanied by any accrued interest on such principal amount being prepaid plus the applicable repayment fee described above.

In the event of certain asset sales, the incurrence of indebtedness or a casualty or condemnation event, in each case, under certain circumstances as described in the Credit Agreement, the Borrowers will be required to use a portion of the proceeds to prepay amounts under the Loans. In the event of an issuance of depositary receipts (“Depositary Receipts”) representing interests in shares of 8.875% Series A Cumulative Perpetual Preferred Stock (“Series A Preferred Stock”) by Cadiz, the Borrowers will be required to, within five business days after the receipt of the net cash proceeds, apply (i) 25%, in the case of an issuance within six months of the closing of the Loans, (ii) 50%, in the case of any issuance immediately following the six months anniversary of the closing of the Loans and up to and including the one year anniversary of the closing of the Loans and (iii) 75%, in the case of any issuance anytime thereafter, of the net cash proceeds to prepay amounts due under the Loans (including the applicable repayment fee described above).

The Credit Agreement includes customary affirmative and negative covenants binding on the Borrowers, including delivery of financial statements and other reports. The negative covenants limit the ability of the Borrowers to, among other things, incur debt, incur liens, make investments, sell assets, pay dividends and enter into transactions with affiliates. In addition, the Credit Agreement includes customary events of default and remedies.

While any amount remains outstanding under the Loans, the Lenders will have the right to convert the outstanding principal, plus unpaid interest, on the Loans into Depositary Receipts at the per share exchange price of $25.00, as follows:

●	on or before the 12-month anniversary of the closing of the Loans, up to 25% of the outstanding principal and unpaid interest on the Loans may be exchanged into Depositary Receipts;

●	at any time after the 12-month anniversary of the closing of the Loans, and on or before the 18-month anniversary of the closing of the Loans, up to 50% of the principal and unpaid interest on the Loans may be exchanged into Depositary Receipts;

●	at any time after the 18-month anniversary of the closing of the Loans, and on or before the 24-month anniversary of the closing of the Loans, up to 75% of the principal and unpaid interest on the Loans may be exchanged into Depositary Receipts; and

●	at any time after the 24-month anniversary of the closing of the Loans, up to 100% of the principal and unpaid interest on the Loans may be exchanged for Depositary Receipts.

The proceeds of the Loans were used, together with the proceeds received from our offering of 2,300,000 depositary shares evidenced by Depositary Receipts each representing a 1/1000th fractional interest in a share of Series A Preferred Stock for net proceeds of approximately $54,025,000 issued on July 2, 2021 (the “Depositary Share Offering”), (a) to repay all our outstanding obligations under our existing credit agreement dated as of May 1, 2017 (as amended, restated or otherwise modified prior to the date hereof), among the Borrowers, the lenders party thereto and Wells Fargo Bank, National Association, as agent, in the amount of approximately $77.5 million, which was paid off on July 2, 2021, (b) to deposit approximately $10.1 million into a segregated account, representing an amount sufficient to pre-fund eight quarterly dividend payments on the Series A Preferred Stock underlying the Depositary Shares issued in the Depositary Share Offering, and (c) to pay transaction related expenses. The remaining proceeds will be used for working capital needs and for general corporate purposes.

Issuance of Warrants

In connection with the Credit Agreement, on July 2, 2021 (the “Original Issue Date”) we issued to the Lenders two warrants, each granting an option to purchase 500,000 shares of our common stock (the “warrants”). The A Warrants may be exercised any time prior to July 2, 2024 (the “Expiration Date”) and have an exercise price of $17.38 equal to 120% of the closing price per share of our common stock on the Original Issue Date. The B Warrants may be exercised in the period from 180 days after the Original Issue Date to the Expiration Date and have an exercise price of $21.72 equal to 150% of the closing price of our common stock on the Original Issue Date.

The warrants have been offered to the Lenders pursuant to an effective registration statement on Form S-3 (File No. 333-257159) (the “Registration Statement”). The shares of common stock underlying the warrants have been offered under such foregoing or similar registration statement, as available at exercise, as applicable.

(i) if, at any time after the warrants are issued, we issue any shares of common stock, options to purchase or rights to subscribe for common stock, securities by their terms convertible into or exchangeable for common stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities without consideration or for consideration per share less than the greater of (x) the exercise price in effect immediately prior to the issuance of such common stock or securities and (y) the Fair Market Value (as defined in the warrants) per share of common stock immediately prior to such issuance, or

(ii) if we directly or indirectly redeem, purchase or otherwise acquire any shares of our common stock, options to purchase or rights to subscribe for our common stock, securities by their terms convertible into or exchangeable for shares of our common stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities, for a consideration per share (plus, in the case of such options, rights, or securities, the additional consideration required to be paid to us upon exercise, conversion or exchange) greater than the Fair Market Value per share of common stock immediately prior to the earlier of (x) the announcement of such event or (y) such event.

The exercise price may be paid (i) with cash, (ii) by instructing us to withhold a number of shares of common stock then issuable upon exercise of the warrant with an aggregate Fair Market Value equal to the exercise price, (iii) by surrendering to us shares of common stock previously acquired by the warrant holder with an aggregate Fair Market Value equal to the exercise price, or (iv) any combination of the foregoing.

A warrant holder generally will not receive shares of our common stock upon exercise of a warrant to the extent that such exercise or receipt would cause the warrant holder (or the “Holder Group”, as defined in the warrants) to, directly or indirectly, beneficially own a number of shares of common stock that exceeds 4.99% of the outstanding shares of our common stock, which percentage may be increased or decreased by the warrant holder. In no event, however, may the warrant holder increase the beneficial ownership limitation in excess of 19.99% as of any date from the date of the warrant through the expiration date of the warrant.

The Security Agreement

In connection with the Credit Agreement, the Borrowers and B. Riley Securities, Inc. entered into a Security Agreement dated July 2, 2021 (the “Security Agreement”) whereby the Borrowers granted, for the benefit and security of the Lenders, a security interest in all of the property owned or at any time acquired by the Borrowers as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Borrower Obligations and each Loan Party’s Obligations, each as defined in the Security Agreement attached hereto as Exhibit 10.2. The Security Agreement also includes customary representations and warranties, covenants and remedial provisions.

Deed of Trust

In conjunction with the closing of the Credit Agreement, the Borrowers entered into a Deed of Trust, whereby the Borrowers granted, for the benefit and security of the Lenders, a security interest in all of the property owned or at any time acquired by the Borrowers, subject to certain exceptions, as collateral security for the payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Borrower Obligations and each Loan Party’s Obligations, each as defined in the Security Agreement.

The discussion above does not purport to be a complete description of the Credit Agreement, the warrants, the Security Agreement or deed of trust described in this Current Report and discussion of each is qualified in its entirety by reference to the full text of such document, each of which is attached as an exhibit to this Current Report and is incorporated herein by reference.

Attached as Exhibit 5.1 to this Current Report and incorporated herein by reference is a copy of the opinion of Greenberg Traurig, LLP relating to the validity of the common stock and the Depositary Shares that may be issued in connection with the Credit Agreement (the “Legal Opinion”). The Legal Opinion is also filed with reference to, and is hereby incorporated by reference into, the Registration Statement.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description
5.1	Opinion of Greenberg Traurig, LLP to Cadiz Inc.
10.1	Credit Agreement, dated as of July 2, 2021, by and among Cadiz Inc. and Cadiz Real Estate LLC as borrowers, the lenders from time to time party thereto, and B. Riley Securities, Inc., as administrative agent.
10.2	Security Agreement, dated as of July 2, 2021 made by Cadiz Inc., Cadiz Real Estate LLC, in favor of B. Riley Securities, Inc.
10.3	Deed of Trust, Assignment of Leases and Rents, Security Agreement, Financing Statement and Fixture Filing, dated as of July 2, 2021.
10.4	Warrant No. W-1 to Purchase Common Stock of Cadiz Inc. dated as of July 2, 2021.
10.5	Warrant No. W-2 to Purchase Common Stock of Cadiz Inc. dated as of July 2, 2021.
23.1	Consent of Greenberg Traurig, LLP to the filing of Exhibit 5.1 herewith (included in Exhibit 5.1).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 7, 2021

CADIZ INC.

By:	/s/ Stanley Speer
Stanley Speer,
Chief Financial Officer